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                                                                   EXHIBIT 10.57


                              EMPLOYMENT CONTRACT


THIS AGREEMENT is made the  31ST  day of December 2002
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BETWEEN:       CONSOLIDATED WATER CO. LTD., a Cayman Islands company having its registered offices at Trafalgar Place, West Bay Road, P.O. Box 1114 GT, Grand Cayman, Cayman Islands ("the Company")

AND: BRENT JOSEPH SANTHA of P.O. Box 1114 GT, Grand Cayman, Cayman Islands ("the Vice President")

IT IS AGREED as follows:-

EMPLOYMENT

1. The Vice President is engaged as the Vice President of Finance and Assistant Company Secretary ("the Capacities") of the Company for a period of two (2) years commencing on the 1st of January 2003, but subject to the extension provision set out in clause 19 and subject to the termination provisions set out in clauses 16 and 17.

REMUNERATION

2. The Vice President's salary is fixed until the 31st of December 2003 at CI$75,000 PER ANNUM, payable semi-monthly in arrears, less deductions and other amounts which the Company is, by law, entitled or required to deduct from an employee's remuneration.

3. The Vice President's salary shall be reviewed each January 1st by the Compensation Committee of the Company's Board of Directors ("the Committee") who may grant an increase but shall not reduce the Vice President's salary below the level set out in clause 2 hereof. The Vice President may receive an annual performance-based bonus at the discretion of the President of the Company.

4. The Company will provide health insurance for you and your family, through the health insurance plan that is provided to the Company's employees from time to time, and will meet the full cost of premiums for the insurance. The health insurance will provide major medical coverage, and may provide other additional benefits at the discretion of the Company. You will be responsible for paying any deductibles or co-payments in accordance to the terms and conditions of the insurance provided by the Company.

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5.   The Vice President will remain a member of the pension plan that is provided for the Company's employees from time to time and the Company will make contributions thereto on behalf of the Vice President, as it is required to do pursuant to the law.

6. Further, subject to any approvals of Government which may be necessary at the time at which the option is exercised, for each financial year during which the Vice President serves for the full year in the Capacities, on December 31st of each year the Vice President shall be granted an option to purchase, at the "Exercise Price", payable in cash in full on the exercise of the option, a number of Ordinary Shares which equals the number of US$ which represents 0.25% of the net profit of the Company for that financial year.

     a. The "Exercise Price" shall be the average of the closing market price of the Company's ordinary shares on last trading day of that financial year.

     b. The options granted pursuant to this clause may be exercised by the Vice President at any time after they vest and before the close of the Company's business the day before the third anniversary of the date of the Auditor's Report on the Financial Statements for that financial year.

     c. The options granted pursuant to this clause may not be assigned, transferred or otherwise disposed of by the Vice President without the prior written consent of the Company.

AREA

7. The Vice President's work will be performed in West Bay, Grand Cayman. The Company reserves the right to transfer the Vice President to any other place of business which it may establish in the Cayman Islands.

RESPONSIBILITIES

8. The Vice President must devote substantially the whole of his time and efforts to the Company's business and must use his best endeavors to promote the Company's interests and welfare.

     Except where such information is a matter of public record or when required to do so by law, the Vice President must not, either before or after this Agreement ends, disclose to any person any information relating to the Company, its business, its customers, suppliers or employees or any other confidential information of which he becomes possessed while acting in the Capacities.

9. The Vice President must perform the duties commonly performed by a Vice President of Finance and the Assistant Company Secretary and also the duties reasonably required of and assigned to him and must discharge his duties in accordance with the directions of the President of the Company.

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10.  The Vice President must perform his duties under this Agreement during normal business hours from Monday through Friday inclusive (save on bank holidays) but he accepts that his duties, which include traveling on the Company's business both within the Cayman Islands and abroad, may, from time to time, require work to be undertaken outside normal working hours, and on Saturdays, Sundays and bank and public holidays. The Vice President further accepts that in the event that he is required to work outside normal working hours, he shall be deemed to be performing managerial and supervisory functions on behalf of the Company and no overtime pay shall be payable as the same has already been taken into account in the rate of his overall salary. However he may be granted extra time off in exchange for additional time worked.

     The Vice President must report to the President of the Company, diligently follow and implement all management policies and decisions, and prepare and forward in a timely manner all reports and accountings the President requests.

     The Vice President will not directly or indirectly engage in any activities or work which are deemed by the Committee to be detrimental to the best interests of the Company. Any involvement in other activities will be subject to the prior agreement between the Vice President and the Committee.

SICK LEAVE

11. In the case of inability to work due to illness or injury, the Vice President must notify the Company immediately and produce a medical certificate for any absence longer than five working days. The Company may have the Vice President examined by a doctor approved by it. The Vice President agrees to submit to any medical examination which the Company requires.

     The Vice President will be entitled to up to ten (10) days sick leave per year with pay.

HOLIDAYS

12. The Vice President is entitled, during every twelve (12) month period of employment to the following holidays:-

     a.   all public holidays in the Cayman Islands, and

     b. four (4) weeks vacation at a time to be approved by the President of the Company.

REIMBURSEMENT OF EXPENSES

13. All expenses for which the Vice President claims reimbursement must be within pre-approved budgets. Subject to this, the Company must reimburse the Vice President for the cost of entertaining the Company's customers and traveling on the Company's business on the production of the necessary

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     vouchers or on the Vice President's proving to the Company's satisfaction the amount that he has spent for those purposes, even though he is unable to produce vouchers.

NON-SOLICITATION

14. The Vice President must not at any time while he is acting in the Capacities or afterwards for a period of twelve (12) months after the termination of this Agreement, either on his own account or for any other person, firm or company solicit, interfere with or endeavor to entice away from the Company any person, firm or company who at any time during or at the date when his employment ends were employees or customers of or were in the habit of dealing with the Company.

COMPANY DOCUMENTS

15. All books, records, notes, files, memoranda, reports, customer lists and other documents, and all copies of them, relating to the Company's business which the Vice President keeps, prepares or conceives or which become known to him or which are delivered or disclosed to him or by any means come into his possession, and all the Company's property and equipment are and will remain the Company's sole and exclusive property.

     If the Vice President's employment is terminated for any reason whether voluntarily or involuntarily or if the Company at any time requests, the Vice President must promptly deliver to the Company the originals and all copies of all relevant documents that are in his possession, custody or control, and any other property belonging to the Company.

TERMINATION

16. This Agreement will end and, except to the extent previously accrued, all rights and obligations of the Company and the Vice President under it shall cease if any of the following events occurs:-

     a.   The Vice President dies; or

     b. The Vice President is adjudicated bankrupt or makes any composition with his creditors; or

     c. The Vice President gives written notice to the Company to terminate this Agreement at least three (3) months prior to the anniversary of this Agreement.

17. The Company may by written notice end this Agreement with immediate effect if:-

     a. The Vice President conducts himself in a manner which would justify dismissal in accordance with the Labour Law; or

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     b.   Through physical or mental illness the Vice President is unable to discharge his duties for thirty (30) consecutive days, as to which a certificate by any doctor appointed by the Company shall be conclusive; or

     c. The Company pays him a sum equal to one-quarter of the Vice President's annual salary as described in Clause 2, or as increased in accordance with Clause 3, for the year in which such termination takes place.

18. In the event that the Company terminates this Agreement in accordance with Clause 17.c hereof:-

     a. Any unvested options to purchase shares in the Company, as described in Clause 6, in respect of the financial year in which the termination takes place shall automatically vest on a pro rata basis proportional to the ratio which the period of employment up to the date of termination bears to the calendar year.

     b. The Company shall remain obliged to keep all benefits, including but not limited to medical insurance and pension contributions, to which the Vice President was entitled as at the date of his termination paid and available to the Vice President for a period of three (3) months from the date of his termination.

EXTENSION

19. This Agreement may be extended from time to time on terms and conditions to be agreed between the Company and the Vice President.

NOTICE

20. Any notice to be served under this Agreement must be in writing and will be deemed duly served if, in the case of a notice addressed to the Company, it is sent by registered post or left at the Company's registered office, or, in the case of a notice sent to the Vice President, it is handed to him personally or is delivered to his last known residential address in the Cayman Islands.

     A notice sent by post will be deemed to be served on the third day following the date on which it is posted.

PREVIOUS AGREEMENTS SUPERCEDED

21. This Agreement supersedes all prior contracts and understandings between the parties and may not be changed or terminated orally.

     No change or attempted waiver of any provision of this Agreement will be binding unless in writing and signed by the party against it is sought to be enforced.


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CLAUSE HEADINGS

22. Clause headings are included herein for convenience only and have no legal effect.

APPLICABLE LAW AND JURISDICTION

23. This Agreement will be construed and the legal relations between the parties determined in accordance with the laws of the Cayman Islands and the parties agree to submit to the jurisdiction of the Cayman Island's courts.

     Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid, but if any provision of this Agreement or the application of it is: prohibited or held to be invalid, that prohibition or invalidity will not affect any other provision, or the application of any other provision which can be given effect without the invalid provision or application, and, to this end, the provisions of this Agreement are declared to be severable.

EXECUTED by and on behalf of                    CONSOLIDATED WATER CO. LTD.
The Company by

In the presence of:-

 /s/ PETER RIBBONS                              /s/ FREDERICK MCTAGGART
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Witness - Peter Ribbins                         Director


EXECUTED by the Vice President of Finance
In the presence of:-


 /s/ LEANNE SANTHA                              /s/ BRENT SANTHA
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Witness -       Leanne Santha                   Brent J. Santha
                Chartered Accountant
                PO Box 1584 GT
                Grand Cayman

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